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                                                                  EXHIBIT 99.(b)



                [ARABIAN SHIELD DEVELOPMENT COMPANY LETTERHEAD]


13 November, 1997



Sheikh Fahad Al-Athel
P.O. Box  4900
Riyadh
Saudi Arabia

Dear Sheikh Fahad:

     This letter serves as the agreement to loan Arabian Shield Development Company, U.S.$200,000 (Two hundred thousand). This loan will carry a U.S.
prime rate + 2% interest. The period of the loan is for two years from the date of payment to the Company, and will be paid to you on demand with all accumulated interest after that period.

     For the above consideration, you will have the option within the above period of two years to purchase 200,000 shares of the Company's unissued common stock at the price of one U.S. dollar per share (U.S.$1.00). The shares you purchase will be restricted shares under Rule 144(k) of the rules of the U.S. Securities and Exchange Commission (SEC).

     The Company Account no. is as follows:

          Arabian Shield Development Company
          U.S. dollars account no.:  5401623
          Saudi Riyal Acct. No:  4400135
          Saudi American Bank,
          Jeddah Branch, Jeddah, Saudi Arabia

                                   Very truly yours,

                                   Arabian Shield Development Company

                                   /s/ HATEM EL-KHALIDI

                                   By;  Hatem El-Khalidi, President


Agreed to:



By:      /s/ FAHAD AL-ATHEL
    ------------------------------
    Fahad Al-Athel

Date:          17 NOV 1997
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